UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
January 2, 2013 (January 1, 2013)

ADVOCAT INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-12996	62-1559667
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 Galleria Boulevard, Brentwood, TN 37027
(Address of Principal Executive Offices)(Zip Code)

(615) 771-7575
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers: Election of Directors: Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.

(c) Appointment of a New Officer

On January 2, 2013, the Company announced the appointment of Leslie Campbell as Executive Vice President and Chief Operating Officer. A copy of the press release announcing the appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Ms. Campbell, age 44, joined the Company in August 2012 in an interim role and was appointed Chief Operating Officer effective January 1, 2013. Ms. Campbell brings extensive long-term care experience, with over 21 years in the industry including 19 years with Golden Living. Golden Living has over 300 locations in 21 states and Ms. Campbell served most recently as Senior Vice President of Operations. From June 2008 through August 2012 she served in progressive senior operating leadership roles at Golden Living including Senior Vice President of Operations, Division President and Vice President of Operations. From June 2003 through June 2008 Ms. Campbell served in a Director of Operations role at Golden Living.

In connection with the appointment of Ms. Campbell, the Company entered into an employment agreement (the “Employment Agreement”) with Ms. Campbell effective January 1, 2013. The Employment Agreement provides Ms. Campbell with an initial base salary of $275,000. The Employment Agreement has a term through June 30, 2013 and is automatically extended for additional one (1) year periods, unless either party gives notice thirty (30) days in advance.

The Employment Agreement may be terminated by the Company without cause at any time and by Ms. Campbell as a result of “constructive discharge” (e.g., a reduction in compensation or a material change in responsibilities) or a “change in control” (e.g., certain tender offers, mergers, sales of substantially all of the assets or sales of a majority of the voting securities). In the event of a termination at any time after July 1, 2013 by the Company without cause, at the election of Ms. Campbell upon a constructive discharge or change in control or upon the Company giving notice of its intent not to renew her employment agreement, Ms. Campbell is entitled to receive a lump sum severance payment in an amount equal to 100% of her annual base salary. In addition, the benefits and perquisites as in effect at the date of termination of employment will be continued for twelve (12) months. In the event the Agreement is terminated prior to July 1, 2013 for any reason, by the Company for cause (as defined therein), or by Ms. Campbell other than upon a constructive discharge or a change in control, Ms. Campbell will not be entitled to any compensation following the date of such termination other than the pro rata amount of her then current base salary through such date. Upon termination of employment, other than in the case of termination by the Company without cause or at the election of Ms. Campbell upon a constructive discharge or upon a change in control, Ms. Campbell is prohibited from competing with the Company for 12 months.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number    Exhibit

99.1        Press release dated January 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADVOCAT INC.

By:     /s/ Kelly Gill
Kelly Gill
Chief Executive Officer

Date:    January 2, 2013

EXHIBIT INDEX

Number    Exhibit

99.1        Press release dated January 2, 2013.

Company Contact:                            Investor Relations:
Kelly J. Gill                                 Charles Lynch
Chief Executive Officer                         Westwicke Partners
615-771-7575                             443-213-0504
Advocat Announces Appointment of Leslie Campbell Executive Vice President and Chief Operating Officer
BRENTWOOD, TN, (January 2, 2013) - Advocat Inc. (NASDAQ: AVCA), a premier provider of long term care services primarily in the Southeast and Southwest, today announced the appointment of Leslie Campbell as the Company's Executive Vice President and Chief Operating Officer, effective January 1, 2013. In her new role, Ms. Campbell will assume responsibilities for the Company's operating activities, including direct oversight and management of all facets of facility operations leadership and significant components of corporate infrastructure, as required, ensuring efficient coordination of duties in achieving the Company's goals.
Commenting on the appointment, Kelly Gill, the Company's President and Chief Executive Officer, stated: “We are extremely pleased to attract an executive like Leslie with such broad and significant experience in our industry, especially as the Company continues its strategic growth initiatives. She will be in charge of all areas of nursing center operations and will be responsible for continued improvements in our occupancy and skilled mix. Leslie will be a key member of the executive management team and I look forward to working closely with her, and the rest of Advocat's leadership team, as we lead the Company to new horizons of growth and the ongoing provision of excellent quality care to our residents.”
Ms. Campbell brings extensive long-term care experience, with over 21 years in the industry including 19 years with Golden Living. Golden Living has over 300 locations in 21 states and Ms. Campbell served most recently as Senior Vice President of Operations. From June 2008 through August 2012 she served in progressive senior operating leadership roles at Golden Living, including Senior Vice President of Operations, Division President and Vice President of Operations. From June 2003 through June 2008 Ms. Campbell served in a Director of Operations role at Golden Living.
Ms. Campbell holds a Bachelor of Science degree in Physical Therapy from The University of Texas Health Science Center and also obtained her Nursing Home Licensure credentials through study at The University of Wisconsin.

Advocat provides long-term care services to patients in 48 skilled nursing centers containing 5,538 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat's web site: www.advocatinc.com.